Exhibit 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 15 to the Registration Statement on Form N-4 (the “Registration Statement”) of our report dated April 24, 2020 relating to the financial statements of Fidelity Investments Variable Annuity Account I, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated April 24, 2020 relating to the consolidated financial statements of Fidelity Investments Life Insurance Company, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Boston, Massachusetts
April 24, 2020